SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K



                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                        Date of Report: January 26, 2000


                                 MEDIMMUNE, INC.
             (Exact name of registrant as specified in its charter)



                         Commission File Number: 0-19131




                     Delaware                          52-1555759
             (State of Incorporation)              (I.R.S. Employer
                                                   Identification No.)



                35 West Watkins Mill Road, Gaithersburg, MD 20878
                (Address of principal executive office (Zip Code)


       Registrant's telephone number, including area code (301) 417-0770

                 No Exhibits are being filed with this report.

ITEM 5.  OTHER EVENTS

MedImmune, Inc. reported the information contained in the following press release dated January 26, 2000.


               MEDIMMUNE SETS NEW REVENUE AND EARNINGS RECORDS

                      1999 PRODUCT SALES NEARLY DOUBLE AND
                 NET EARNINGS GROW MORE THAN NINEFOLD OVER 1998
                             (BEFORE ONE-TIME ITEMS)

Fourth Quarter Highlights
-    REVENUES GROW 55 PERCENT TO $173.7 MILLION
- NET EARNINGS INCREASE 149 PERCENT; REACH $0.69 PER DILUTED SHARE (BEFORE ONE-TIME ITEMS)

Gaithersburg, MD, January 26, 2000 -- MedImmune, Inc. (Nasdaq: MEDI) today reported a 55-percent increase in revenues for the 1999 fourth quarter over the same period in 1998, excluding one-time items and after restating 1998 amounts to reflect the acquisition of U.S. Bioscience, Inc. Total revenues of $173.7 million in the 1999 fourth quarter included product sales of $171.5 million and $2.2 million in other revenues. Total revenues of $112.0 million in the 1998 fourth quarter included $109.0 million in product sales and $2.9 million of other revenues. The primary growth driver for the 1999 quarter was sales of Synagis(R) (palivizumab), which totaled $151.1 million ($147.3 million in the United States), a 63-percent increase over the $92.8 million ($90.7 million in the United States) in sales of Synagis reported in the 1998 fourth quarter. Also contributing to product sales for the 1999 fourth quarter were $12.4 million in worldwide sales of CytoGam(R) (Cytomegalovirus Immune Globulin Intravenous (Human)) and $6.0 million in revenues from worldwide sales of Ethyol(R) (amifostine), a drug that MedImmune acquired in its merger with U.S. Bioscience. In the 1998 fourth quarter, sales of CytoGam totaled $9.2 million and Ethyol revenues totaled $4.5 million.

"1999 was a year of tremendous growth for MedImmune," said Dr. Wayne T. Hockmeyer, chairman and chief executive officer. "We posted another record year of revenues and earnings, due primarily to the growing acceptance of Synagis in the marketplace. We also made significant progress with our pipeline, moving three new products into the clinic, advancing ongoing clinical studies, and acquiring several new products through our active in-licensing program and the merger with U.S. Bioscience. As a result, we begin 2000 with six products on the market, seven products in clinical testing, and an array of early stage compounds for future development. We look forward to continuing to build for the future in 2000."

ADDITIONAL FOURTH QUARTER RESULTS

Excluding One-Time Items
Net earnings for the 1999 fourth quarter grew 149 percent to $49.4 million, or $0.69 per diluted share, from net earnings of $19.8 million, or $0.30 per diluted share, in the 1998 fourth quarter. Gross margins in the 1999 fourth quarter were 77 percent compared to 74 percent in the 1998 fourth quarter.

Selling, general and administrative costs rose to $41.9 million in the 1999 fourth quarter from $35.5 million in 1998 fourth quarter, due primarily to higher promotion-related expenses for Synagis(R), partially offset by a settlement received for the co-promotion of RespiGam(R) (Respiratory Syncytial Virus Immune Globulin Intravenous (Human)), MedImmune's first generation drug for RSV, which was largely replaced by Synagis following its launch in the third quarter of 1998. Research and development expenses increased to $16.2 million in the fourth quarter 1999 from $11.9 million in fourth quarter 1998 due to a larger number of active clinical trials. Other operating expenses decreased to $1.1 million in fourth quarter 1999 from $3.0 million in fourth quarter 1998, reflecting decreased start-up costs for MedImmune's manufacturing facility in Frederick, Maryland.

Including One-Time Items
Including one-time transaction expenses associated with the completed acquisition of U.S. Bioscience, Inc., net earnings for the 1999 fourth quarter were $34.2 million, or $0.47 per diluted share. In the 1998 fourth quarter, net earnings were $69.3 million, or $1.02 per diluted share. One-time items for the 1998 fourth quarter included a $47.4 million tax benefit for the reversal of a valuation allowance for MedImmune's deferred tax asset and a $12.5 million reduction in revenues for returns of RespiGam.

ANNUAL RESULTS

For the year ended December 31, 1999, MedImmune reported revenues of $383.4 million, a 69-percent increase over 1998 when revenues totaled $227.2 million. Product sales of $356.8 million accounted for 93 percent of total revenues in 1999 and included $293 million in sales of Synagis, $34.7 million in sales of CytoGam(R), and $19.6 million in revenues from sales of Ethyol(R). In 1998, product sales of $183.9 million included $110 million in sales of Synagis, $32.9 million in sales of CytoGam, $19.8 million in sales of RespiGam, and $13.0 million in revenues from sales of Ethyol.

Excluding One-Time Items
Net earnings in 1999 were $68.7 million, or $0.98 per diluted share, compared to net earnings of $7.3 million, or $0.13 per diluted share in 1998. Gross margins for 1999 improved to 75 percent from 64 percent in 1998, reflecting the higher profit margin of Synagis, which accounted for 82 percent of total product sales in 1999 versus 60 percent in 1998. Selling, general and administrative expenses in 1999 rose to $118.2 million from $80.9 million in 1998, primarily reflecting increased promotional and co-promotional expenses related to Synagis, as well as the impact of a larger organization. Research and development costs increased 41 percent in 1999 to $59.6 million from $42.2 million in 1998, reflecting the expansion of our clinical development efforts for a larger number of product candidates. Other expenses for 1999 were $17.4 million, a decrease of 34 percent from the previous year when other operating expenses totaled $26.2 million.

Including One-Time Items
Including one-time items, net earnings for 1999 were $93.4 million, or $1.33 per diluted share, compared to net earnings of $47.2 million, or $0.73 per diluted share in 1998. One-time items in 1999 were related to the acquisition of U.S. Bioscience. These one-time items included a tax benefit of $41.0 million, accounted for in the second quarter of 1999, associated with the reversal of the valuation allowance on U.S. Bioscience's deferred tax asset, and $1.8 million and $19.4 million of merger related costs accounted for in the third and fourth quarters of 1999, respectively, net of the related tax effect. The 1998 one-time items included those discussed above for the fourth quarter of 1998, plus a

$7.6 million net charge related to RespiGam(R) inventory writedowns and a $10.3 million charge for the impact of Synagis(R) royalty buydowns.

Cash and marketable securities at December 31, 1999 increased to $270.4 million from $176.9 million at December 31, 1998. During 1999, MedImmune also reduced its long-term indebtedness to $11.9 million at December 31, 1999 from $87.9 million at December 31, 1998.

OTHER RECENT ACTIVITIES

"Besides significantly growing revenue and earnings during the fourth quarter of 1999, we also took steps to build our overall business that both diversified and strengthened our core structure," commented Dr. Hockmeyer. "The two key developments that took place during the fourth quarter were the completion of our acquisition of U.S. Bioscience, a biotechnology company with a strong focus in the cancer market, and the approval of our Frederick manufacturing facility by the U.S. Food and Drug Administration for Synagis. Additionally, the international rollout of Synagis continued to make progress during the quarter, and we moved two new vaccine candidates into the clinic. All of these activities are expected to help continue building MedImmune into a profitable, widely diversified, fully integrated biopharmaceutical company recognized for its innovation in bringing meaningful new products to market."

- On November 23, 1999, MedImmune completed its acquisition of U.S. Bioscience in a tax-free, stock-for-stock merger, accounted for as a pooling of interests. Each share of U.S. Bioscience was exchanged for 0.15 shares of MedImmune stock.

- In December 1999, the FDA approved MedImmune's Frederick manufacturing facility, allowing the company to begin distributing Synagis manufactured at that facility, augmenting the supply of Synagis produced at Boehringer Ingelheim Pharma KG in Biberach, Germany.

- Synagis has received regulatory approval in 28 countries, including Switzerland's approval in the fourth quarter and Norway's approval in early January. Additional regulatory approvals are expected in 2000, as are additional pricing and reimbursement approvals in various European countries.

- MedImmune began Phase 1 clinical trials for two new vaccine candidates: one to prevent urinary tract infections caused by E. coli and the other to prevent infection with parvovirus B19. Both studies are expected to be completed in the second half of 2000.

Synagis(R) is a humanized monoclonal antibody marketed for the prevention of serious lower respiratory tract disease caused by respiratory syncytial virus in pediatric patients at high risk of RSV disease (see full prescribing information at www.medimmune.com/products/synagispi.htm). Ethyol(R) is an intravenous cytoprotective agent marketed for the reduction of both cumulative renal toxicity associated with repeated administration of cisplatin in patients with advanced ovarian cancer or non-small cell lung cancer ("NSCLC") and moderate to severe xerostomia in patients undergoing post-operative radiation treatment for head and neck cancer, where the radiation port includes a substantial portion of the parotid glands (see full prescribing information at www.usbio.com/research.htm). CytoGam(R) is an intravenous immune globulin enriched in antibodies against cytomegalovirus (CMV) and is marketed for the prophylaxis against CMV disease associated with transplantation of kidney, lung, liver, pancreas, and heart (please see full prescribing information attached and at www.medimmune.com/products/cytopi1.htm). RespiGam(R) is an intravenous immune globulin enriched in antibodies against RSV and is marketed for the prevention of serious lower respiratory tract infection caused by RSV in children under 24 months of age with bronchopulmonary dysplasia (BPD) or a history of premature birth (please see full prescribing information attached and at www.medimmune.com/products/resppi.htm).

MedImmune, Inc. is a fully integrated biotechnology company focused on developing and marketing products that address medical needs in areas such as infectious disease, immune regulation and cancer. Headquartered in Gaithersburg, Maryland, MedImmune has manufacturing facilities in Frederick, Maryland and Nijmegen, The Netherlands, and an oncology subsidiary in West Conshohocken, Pennsylvania.

This announcement may contain, in addition to historical information, certain forward-looking statements that involve risks and uncertainties. Such statements reflect management's current views and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors, including risks and uncertainties discussed in the company's filings with the U.S. Securities and Exchange Commission. MedImmune cautions that RSV disease occurs primarily during the winter months; the company believes its operating results will reflect that seasonality for the foreseeable future. The company is also developing several products for potential future marketing. There can be no assurance that such development efforts will succeed, that such products will receive required regulatory clearance or that, even if such regulatory clearance were received, such products would ultimately achieve commercial success.

                              -- Tables Follows --

                                                        EXCLUDING ONE-TIME ITEMS
MEDIMMUNE, INC.
SELECTED FINANCIAL INFORMATION
(in thousands, except per share data)

Condensed Consolidated Statements of Operations
                                         Three Months Ended December 31,                Year Ended December 31,
                                         -------------------------------                -----------------------
                                             1999              1998                   1999                1998
                                             ----              ----                   ----                ----
 Revenues:
     Product sales                       $ 171,459          $ 109,020 (6)         $  356,815         $    183,948
     Other                                   2,235              2,931                 26,560               43,273
                                         ---------          ---------             ----------            ---------
                                           173,694            111,951                383,375              227,221
                                         ---------          ---------             ----------            ---------

 Costs and expenses:
     Cost of sales                          39,371             28,189                 90,193               65,548 (1)
     Research and development               16,245             11,922                 59,565               42,153
     Selling, administrative and general    41,939 (7)         35,503                118,155 (7)           80,888 (2)
     Other operating expenses                1,096              3,049                 17,409               26,245 (3)
                                         ---------          ---------             ----------            ---------
                                            98,651             78,663                285,322              214,834
                                         ---------          ---------             ----------            ---------
 Interest income, net                        2,696              1,094                  9,457                5,206
                                         ---------          ---------             ----------            ---------

 Income before income taxes                 77,739             34,382                107,510               17,593
 Provision for income taxes                 28,342 (8)         14,555 (4)             38,762 (5)           10,286 (4)
                                         ---------          ---------             ----------            ---------

 Net earnings                            $  49,397          $  19,827             $   68,748           $    7,307
                                         =========          =========             ==========           ==========

Basic earnings per share                 $    0.73          $   0.34              $    1.08             $    0.13
                                         =========          ========              =========             =========


Shares used in computing
   basic earnings per share                 67,606             57,884                 63,474               56,776
                                         =========          =========             ==========           ==========

Diluted earnings per share               $    0.69          $   0.30              $    0.98             $    0.13
                                         =========          ========              =========             =========

Shares used in computing
   diluted earnings per share               71,941             68,081                 70,770               67,049
                                         =========          =========             ==========            =========



The above amounts are restated to reflect the merger with U.S. Bioscience and exclude the one-time impact of significant items as follows:

(1) The net impact of $10.4 million related to the write-down of RespiGam(R)inventory following FDA approval of Synagis(R
(2) The impact of $2.8 million reimbursement from co-promotion partner related to writedown of RespiGam inventory
(3)  The impact of $10.3 million related to the buy-down of Synagis royalties
(4) The tax benefit of $47.4 million related to the reversal of the valuation allowance on the Company's deferred tax assets and the tax benefit related to the other one-time charges
(5) The tax benefit of $41.0 million related to the reversal of the valuation allowance on U.S. Bioscience's deferred tax assets and the tax benefit related to the other one-time charges
(6) The impact of $12.5 million related to returns of RespiGam following the launch of Synagis
(7) The impact of merger and severance related costs associated with the acquisition of U.S. Bioscience of $21.2 million and $19.4 million for the year ended and the quarter ended December 31, 1999, respectively
(8) The impact of the tax benefit related to the merger and severance related costs associated with the acquisition of U.S. Bioscience

                                                        INCLUDING ONE-TIME ITEMS
MEDIMMUNE, INC.
SELECTED FINANCIAL INFORMATION
(in thousands, except per share data)


CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
-----------------------------------------------
                                     Three Months Ended December 31,                    Year Ended December 31,
                                           1999                1998                    1999                 1998
                                     --------------       -------------              ------                ------

 Revenues:
     Product sales                       $ 171,459          $  96,540             $  356,815         $    183,948
     Other                                   2,235              2,931                 26,560               43,273
                                         ---------          ---------             ----------            ---------
                                           173,694             99,471                383,375              227,221
                                         ---------          ---------             ----------            ---------

 Costs and expenses:
     Cost of sales                          39,371             28,189                 90,193               75,960
     Research and development               16,245             11,922                 59,565               42,153
     Selling, administrative and general    61,373             35,503                139,389               78,060
     Other operating expenses                1,096              3,049                 17,409               36,495
                                         ---------          ---------             ----------            ---------
                                           118,085             78,663                306,556              232,668
                                         ---------          ---------             ----------            ---------
 Interest income, net                        2,696              1,094                  9,457                5,206
                                         ---------          ---------             ----------            ---------

 Income (loss) before income taxes          58,305             21,902                 86,276                 (241)
Provision (benefit) for income taxes        24,154            (47,428)                (7,095)             (47,428)
                                         ---------          ----------            -----------           ----------

 Net earnings                             $ 34,151           $ 69,330             $   93,371          $    47,187
                                         =========          =========             ==========           ==========


Basic earnings per share                 $    0.51          $   1.20              $    1.47             $    0.83
                                         =========          ========              =========             =========


Shares used in computing
   basic earnings per share                 67,606             57,884                 63,474               56,776
                                         =========          =========             ==========            =========

Diluted earnings per share               $    0.47          $   1.02              $    1.33             $    0.73
                                         =========          ========              =========              =========


Shares used in computing
   diluted earnings per share               71,941             68,081                 70,770               67,049
                                         =========          =========             ==========            =========


CONDENSED CONSOLIDATED BALANCE SHEETS
-------------------------------------
                                                                                  December 31,          December 31,
                                                                                      1999                  1998
                                                                                 -------------         --------------
Assets:
     Cash and marketable securities                                               $  270,394         $    176,860
     Trade and contract receivables, net                                              87,780               36,503
     Inventory, net                                                                   35,996               27,581
     Deferred taxes, net                                                             152,122               77,518
     Property and equipment, net                                                      87,452               80,256
     Other assets                                                                     14,680                7,059
                                                                                  ----------            ---------
                                                                                  $  648,424         $    405,777
                                                                                  ==========         ============
Liabilities and shareholders' equity:
     Accounts payable                                                             $    2,995           $    4,798
     Accrued expenses                                                                 93,827               59,970
     Other liabilities                                                                 2,667                4,533
     Long term debt                                                                   11,856               87,910
     Shareholders' equity                                                            537,079              248,566
                                                                                  ----------            ---------
                                                                                  $  648,424         $    405,777
                                                                                  ==========         ============
Common shares outstanding                                                             67,947               58,309
                                                                                  ==========            =========

Prior period amounts have been restated to conform with the current presentation and to reflect the merger with U.S. Bioscience.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          MEDIMMUNE, INC.
                                          ---------------
                                          (Registrant




Date: January 31, 2000                    By:___________________________
                                             David M. Mott, Vice Chairman and
                                             Chief Financial Officer